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Exhibit 11.  Statement Regarding Computation of Per Share Earnings

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
                                                                   For the three months end
                                                                           March 31,
                                                                 ---------------------------
                                                                      1996          1997
                                                                      ----          ----
Net loss                                                         $  (567,965)    $(3,224,778)
Weighted average number of common shares outstanding:
   Weighted average number of common shares outstanding            6,121,333      15,780,288
   Common shares issuable upon conversion of preferred stock       5,930,750
   Incremental common shares outstanding from the exercise
      of stock options granted within one year of
      initial public offering                                        258,686
                                                                 -----------    ------------
                                                                  12,310,769      15,780,288
                                                                 ===========    ============
Net loss per common share                                        $     (0.05)   $      (0.20)
                                                                 ===========    ============
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